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                                                              Exhibit 3(i)(a)(3)
                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                               BRASS EAGLE INC.
                           (A DELAWARE CORPORATION)

                                 WITH AND INTO

                       DAISY MANUFACTURING COMPANY, INC.
                           (A DELAWARE CORPORATION)


     DAISY MANUFACTURING COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware ("Parent") and appearing herein through its undersigned President, does hereby certify as follows:

     FIRST:    That Parent is organized pursuant to and currently is in good standing under the provisions of corporate laws of the State of Delaware.

     SECOND:   That Parent owns all of the issued and outstanding shares of
BRASS EAGLE INC., a corporation organized and existing pursuant to the provisions of the corporate laws of the State of Delaware ("Subsidiary").

     THIRD:    That the Board of Directors of Parent, at a meeting held on the
4th day of September, 1997, determined to merge Subsidiary with and into Parent, and in connection with such merger, the Board of Directors adopted the following corporate resolutions:

     RESOLVED, that Brass Eagle Inc., a wholly-owned subsidiary of this Corporation ("Subsidiary"), be merged with and into this Corporation (the "Merger"), with the name of this Corporation being changed to be "Brass Eagle Inc." and with the surviving corporation being this Corporation, as so renamed (the "Surviving Corporation"), and assuming all of the obligations of Subsidiary; and be it

     FURTHER RESOLVED, that the terms and conditions of the Merger are as follows:

     1. Upon completion of the Merger, all of the shares of common stock or other securities of Subsidiary held by the Surviving Corporation shall be surrendered and cancelled, and no consideration shall be issued in respect thereof, and the separate existence of Subsidiary shall cease, and the Surviving Corporation shall succeed to all of the assets and obligations of Subsidiary in accordance with applicable law; and
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     2.    Each share of this Corporation's common stock and preferred stock outstanding immediately prior to the effective date of the Merger shall remain unchanged as an outstanding share of common stock and of preferred stock, respectively, of the Surviving Corporation after the Merger.

     and be it

     FURTHER RESOLVED, that the President and Secretary, and any Vice President or any Assistant Secretary, of this Corporation, and such agents as they may appoint, either orally or in writing, be and they each hereby are, authorized, empowered and directed, by and on behalf of this Corporation, to take any and all such actions, and to execute, deliver and file such agreements, certificates, instruments, documents or other items that they deem necessary or appropriate to effectuate the transactions contemplated by the foregoing resolutions, including the Merger.

     FOURTH:   That Article 1 of the Certificate of Incorporation of this
Corporation shall be amended to read as follows:

     "1.   The name of the corporation is:

                             Brass Eagle Inc."

     IN WITNESS WHEREOF, Parent has caused this certificate to be signed by its President, the 4th day of September, 1997.

                                            DAISY MANUFACTURING COMPANY, INC.
                                            PARENT


                                            By: /s/ Marvin Griffin
                                                --------------------------------
                                                Marvin Griffin, President

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